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                                 EXHIBIT 23(c)
                         CONSENT OF IANDIORIO & TESKA

    We consent to the inclusion in this registration statement on Form S-1 (File No. 333-49629) and any amendments thereto (the "Registration Statement") of our opinion that Brush Wellman, Inc.'s ("Brush Wellman") claims against Starmet Corporation (the "Company") alleging that the Company is infringing on a process patent (U.S. Patent No. 5,642,773) (the "Brush Wellman Patent") awarded to Brush Wellman for the investment casting of beryllium aluminum alloys are without merit because the Brush Wellman Patent is invalid as a matter of law due to "prior art" and because the alleged invention described in the Brush Wellman Patent was manufactured and sold more than one year before the application resulting in the Brush Wellman Patent was filed. We also consent to the reference to our firm under the caption "Risk Factors -- Pending Beralcast Patent Litigation; Patents and Other Intellectual Property" and "Legal Matters."

Iandiorio & Teska

/s/ Kirk Teska

Waltham, Massachusetts
May 20,1998